Exhibit (12)

575 Madison Avenue New York, NY 10022-2585 212.940.8800 tel www.katten.com

April 1, 2022

SLR Investment Corp.

500 Park Avenue

New York, New York 10022

SLR Senior Investment Corp. 500 Park Avenue New York, New York 10022

Ladies and Gentlemen:

You have requested our opinion in connection with the proposed reorganization of SLR Senior Investment Corp., a Maryland corporation (“SUNS”), and SLR Investment Corp., a Maryland corporation (“SLRC”), pursuant to the Agreement and Plan of Merger, dated as of December 1, 2021 (the “Agreement”), among SUNS, SLRC, Solstice Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of SLRC (“Merger Sub”), and, for the limited purposes set forth therein, SLR Capital Partners, LLC, a Delaware limited liability company. In the Mergers (as defined below), on or about the date hereof, Merger Sub will merge with and into SUNS with SUNS surviving (the “Merger”), immediately following which SUNS will merge with and into SLRC with SLRC surviving (together with the Merger, the “Mergers”). Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

In connection with this opinion, we have examined the Registration Statement on Form N-14 (Registration No. 333-261675) (as amended through the date hereof and including the joint proxy statement/prospectus contained therein, the “Registration Statement”), the Agreement, the officer’s certificate of SUNS addressed to us, dated as of the date hereof (the “SUNS Officer’s Certificate”), and the officer’s certificate of SLRC addressed to us, dated as of the date hereof (together with the SUNS Officer’s Certificate, the “Officer’s Certificates”). In rendering this opinion, we are assuming that: the facts and information contained in the Registration Statement are true, correct and complete (including that the representations made by SUNS and SLRC, are true, correct and complete); the representations made by SUNS and SLRC in the Officer’s Certificates, on which we are relying in rendering this opinion, are true, correct and complete; any representations made in such Officer’s Certificates that are qualified by knowledge or qualifications of like import are true, correct and complete, without such qualifications; and the Mergers will be consummated in accordance with the Agreement without any waiver or breach thereof. In addition, our opinion set forth below assumes (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of any document submitted to us as originals, (iv) the conformity to the original of all copies of documents submitted to us, (v) the authenticity of the originals of such copies, (vi) the accuracy of the representations of each party to the Agreement, (vii) the due authority, execution and delivery by each of the parties to the Agreement, (viii) that the Agreement constitutes the legal, valid and binding obligation of each of the parties thereto, and (ix) that each of the parties to the Agreement will perform all of its obligations in the manner described therein. Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that the Mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

SLR Investment Corp.

SLR Senior Investment Corp.

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Mergers. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including those described as above. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

This opinion is furnished to you only for use in connection with the Mergers and the Post-Effective Amendment No.1 to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

SLR Investment Corp.

SLR Senior Investment Corp.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP